                                                                    EXHIBIT 11.1

TELCO COMMUNICATIONS GROUP, INC.
SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE



WEIGHTED AVERAGE NUMBER OF SHARES
The weighted average number of shares of common stock and common stock equivalents, after adjusting for the 425-to-1 stock split, was determined as follows:


Outstanding options for common stock have been included in the calculation of common and common equivalent shares outstanding using the treasury stock method based on an assumed initial public offering price of $16 per share as the market price for all periods presented.

                              (amounts in thousands except per share data)

                                                1994     1995
                                               -------  -------

Common Stock:
     Shares outstanding beginning of period     20,188   20,864
     Shares issued during period, net (1)          217        0
     SEC SAB 83 shares (2)                       5,961    5,961
                                               -------  -------
                                                26,366   26,825


Common Stock Equivalents:
     Options (3)                                   365      935
     Warrants (4)                                  398      682
                                               -------  -------
                                                   763    1,617

Weighted average number of shares               27,129   28,442

Net Income (loss)                                2,006   10,765

Net Income (loss) per share                      $0.07    $0.38


(1)  Weighted average shares acquired, net of repurchase of shares
(2)    Shares and employee options issued June 14, 1995 to June 13, 1996  7,094
       Less shares reacquired under treasury stock method                 1,133
                                                                          -----
       Net SAB 83 shares                                                  5,961
                                                                          =====
(3) Options granted, less shares reacquired under treasury stock method, on a weighted average basis
(4)  Represents warrant held by Signet Media Capital Group to purchase
     682,082 shares of common stock at a nominal exercise price.